Exhibit 99.1

Kiniksa Pharmaceuticals Reports Third Quarter 2023 Financial Results and Recent Portfolio Execution

– ARCALYST® (rilonacept) Q3 2023 net product revenue of $64.8 million, representing ~94% year-over-year growth –

– KPL-404 Phase 2 rheumatoid arthritis data from Cohorts 1-3 now expected in Q1 2024 –

– Cash reserves of $201 million expected to fund operations into at least 2027 –

– Conference call and webcast scheduled for 8:30 am ET today –

HAMILTON, BERMUDA – October 31, 2023 – Kiniksa Pharmaceuticals, Ltd. (Nasdaq: KNSA) (Kiniksa), a biopharmaceutical company with a pipeline of immune-modulating assets designed to target a spectrum of cardiovascular and autoimmune diseases, today reported third quarter 2023 financial results and recent portfolio execution.

“We continue to advance all aspects of our business, including strong revenue growth with ARCALYST and clinical trial execution with KPL-404, and we have cash runway into at least 2027,” said Sanj K. Patel, Chairman and Chief Executive Officer of Kiniksa. “On the commercial side, we are building the recurrent pericarditis market and are focused on helping as many patients as possible. We are currently tracking to the high end of our previously issued guidance of $220 million to $230 million in product revenue. Within our clinical development portfolio, we have completed enrollment in the third cohort of the Phase 2 trial of KPL-404 in rheumatoid arthritis. We now expect data from Cohorts 1-3 in the first quarter of 2024.”

Portfolio Execution

ARCALYST (IL-1α and IL-1β cytokine trap)

•	ARCALYST net product revenue was $64.8 million for the third quarter of 2023.

•	Since launch, more than 1,450 prescribers have written ARCALYST prescriptions for recurrent pericarditis.

•	As of the end of the third quarter of 2023, average total duration of ARCALYST therapy in recurrent pericarditis was approximately 20 months.

-	Average total duration of therapy includes the approximately 45% of patients who restarted ARCALYST, within an average of 8 weeks, after having discontinued therapy.

KPL-404 (monoclonal antibody inhibitor of CD40-CD154 interaction)

•	Kiniksa completed enrollment of the third cohort of the Phase 2 clinical trial of KPL-404 in rheumatoid arthritis. The company now expects data from Cohorts 1-3 in the first quarter of 2024.

•	Kiniksa is currently enrolling a fourth cohort (Cohort 4) of the Phase 2 clinical trial of KPL-404 in rheumatoid arthritis. The additional cohort will evaluate a fixed dose level administered as a single subcutaneous injection once monthly. The company expects data from Cohort 4 in the second quarter of 2024.

Mavrilimumab (monoclonal antibody inhibitor targeting GM-CSFRα)

•	Kiniksa is pursuing collaborative study agreements to evaluate the potential of mavrilimumab in rare cardiovascular diseases where the granulocyte macrophage colony stimulating factor (GM-CSF) mechanism has been implicated.

Financial Results

•	ARCALYST net product revenue for the third quarter of 2023 was $64.8 million, compared to $33.4 million for the third quarter of 2022.

-	Total revenue for the third quarter of 2023 was $67.0 million, including $2.2 million in license and collaboration revenue, compared to total revenue for the third quarter of 2022 of $99.1 million, including $65.7 million in license and collaboration revenue.

•	Total operating expenses for the third quarter of 2023 were $78.0 million, compared to $52.7 million for the third quarter of 2022.

-	Total operating expenses for the third quarter of 2023 included $17.3 million in collaboration expenses, due to increasing ARCALYST profitability, compared to $4.6 million for the third quarter of 2022.

-	Total operating expenses for the third quarter of 2023 included $6.8 million in non-cash, share-based compensation expense, compared to $6.0 million for the third quarter of 2022.

•	Net loss for the third quarter of 2023 was $13.9 million, compared to net income of $224.1 million for the third quarter of 2022.

•	As of September 30, 2023, Kiniksa had $201.1 million of cash, cash equivalents, and short-term investments and no debt.

Financial Guidance

•	Kiniksa expects 2023 ARCALYST net product revenue of between $220 million and $230 million.

•	Kiniksa expects that its cash, cash equivalents, and short-term investments will fund its current operating plan into at least 2027.

Conference Call Information

•	Kiniksa will host a conference call and webcast at 8:30 a.m. Eastern Time on Tuesday, October 31, 2023, to discuss third quarter 2023 financial results and recent portfolio execution.

•	Individuals interested in participating in the call via telephone may register here. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. To access the webcast, please visit the Investors and Media section of Kiniksa’s website. A replay of the event will also be available on Kiniksa’s website within approximately 48 hours after the event.

About Kiniksa

Kiniksa is a biopharmaceutical company focused on discovering, acquiring, developing, and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need. Kiniksa’s immune-modulating assets, ARCALYST, KPL-404, and mavrilimumab, are based on strong biologic rationale or validated mechanisms, target a spectrum of underserved cardiovascular and autoimmune conditions, and offer the potential for differentiation. For more information, please visit www.kiniksa.com.

About ARCALYST

ARCALYST is a weekly, subcutaneously injected recombinant dimeric fusion protein that blocks interleukin-1 alpha (IL-1α) and interleukin-1 beta (IL-1β) signaling. ARCALYST was discovered by Regeneron Pharmaceuticals, Inc. (Regeneron) and is approved by the U.S. Food and Drug Administration (FDA) for recurrent pericarditis, cryopyrin-associated periodic syndromes (CAPS), including Familial Cold Autoinflammatory Syndrome and Muckle-Wells Syndrome, and deficiency of IL-1 receptor antagonist (DIRA). The FDA granted Breakthrough Therapy designation to ARCALYST for the treatment of recurrent pericarditis in 2019 and Orphan Drug exclusivity to ARCALYST in 2021 for the treatment of recurrent pericarditis and reduction in risk of recurrence in adults and pediatric patients 12 years and older. The European Commission granted Orphan Drug Designation to ARCALYST for the treatment of idiopathic pericarditis in 2021.

IMPORTANT SAFETY INFORMATION ABOUT ARCALYST

•	ARCALYST may affect your immune system and can lower the ability of your immune system to fight infections. Serious infections, including life-threatening infections and death, have happened in patients taking ARCALYST. If you have any signs of an infection, call your doctor right away. Treatment with ARCALYST should be stopped if you get a serious infection. You should not begin treatment with ARCALYST if you have an infection or have infections that keep coming back (chronic infection).

•	While taking ARCALYST, do not take other medicines that block interleukin-1, such as Kineret® (anakinra), or medicines that block tumor necrosis factor, such as Enbrel® (etanercept), Humira® (adalimumab), or Remicade® (infliximab), as this may increase your risk of getting a serious infection.

•	Talk with your doctor about your vaccine history. Ask your doctor whether you should receive any vaccines before you begin treatment with ARCALYST.

•	Medicines that affect the immune system may increase the risk of getting cancer.

•	Stop taking ARCALYST and call your doctor or get emergency care right away if you have any symptoms of an allergic reaction.

•	Your doctor will do blood tests to check for changes in your blood cholesterol and triglycerides.

•	Common side effects include injection-site reactions (which may include pain, redness, swelling, itching, bruising, lumps, inflammation, skin rash, blisters, warmth, and bleeding at the injection site), upper respiratory tract infections, joint and muscle aches, rash, ear infection, sore throat, and runny nose.

For more information about ARCALYST, talk to your doctor and see the Product Information.

About KPL-404

KPL-404 is an investigational humanized monoclonal antibody that is designed to inhibit CD40-CD154 (CD40 ligand) interaction, a key T-cell co-stimulatory signal critical for B-cell maturation and immunoglobulin class switching and Type 1 immune responses. Kiniksa believes disrupting the CD40-CD154 interaction is an attractive approach to address multiple autoimmune disease pathologies.

About Mavrilimumab

Mavrilimumab is an investigational fully human monoclonal antibody that blocks activity of GM-CSF by specifically binding to the alpha subunit of the GM-CSF receptor (GM-CSFRα). Phase 2 clinical trials of mavrilimumab in rheumatoid arthritis and giant cell arteritis achieved their primary and secondary endpoints with statistical significance. Kiniksa is evaluating the development of mavrilimumab in rare cardiovascular diseases where the GM-CSF mechanism has been implicated.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation, statements regarding: our expectation that we will report data from cohorts 1-3 of our Phase 2 clinical trial of KPL-404 in rheumatoid arthritis in the first quarter of 2024 and data from cohort 4 of such trial in the second quarter of 2024; our expectation that our full-year net product revenue will be at the high end of our $220 million to $230 million guidance range; our expectation about our cash reserves funding our current operating plan into at least 2027; our beliefs about the mechanisms of action of our product candidates and potential impact of their approach, including that using KPL-404 to disrupt the CD40-CD154 interaction is an attractive approach to address multiple autoimmune disease pathologies; and our belief that all of our product candidates offer the potential for differentiation.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including without limitation, the following: delays or difficulty in enrollment of patients in, and activation or continuation of sites for, our clinical trials; delays or difficulty in completing our clinical trials as originally designed; potential for changes between final data and any preliminary, interim, top-line or other data from clinical trials; our inability to replicate results from our earlier clinical trials or studies; impact of additional data from us or other companies, including the potential for our data to produce negative, inconclusive or commercially uncompetitive results; potential undesirable side effects caused by our products and product candidates; our inability to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities; potential for applicable regulatory authorities to not accept our filings, delay or deny approval of any of our product candidates or require additional data or trials to support approval; inability to successfully execute on our commercial strategy for ARCALYST; our reliance on third parties as the sole source of supply of the drug substance and drug product used in our products and product candidates; our reliance on Regeneron as the current sole manufacturer of ARCALYST; risks arising from our ongoing technology transfer of ARCALYST drug substance manufacturing; raw material, important ancillary product and drug substance and/or drug product shortages; our reliance on third parties to conduct research, clinical trials, and/or certain regulatory activities for our product candidates; complications in coordinating requirements, regulations and guidelines of regulatory authorities across jurisdictions for our clinical trials; changes in our operating plan, business development strategy or funding requirements; and existing or new competition.

These and other important factors discussed in our filings with the U.S. Securities and Exchange Commission, including under the caption “Risk Factors” contained therein, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

ARCALYST® is a registered trademark of Regeneron. All other trademarks are the property of their respective owners.

Every Second Counts! ®

Kiniksa Investor and Media Contact

Rachel Frank

(339) 970-9437

rfrank@kiniksa.com

KINIKSA PHARMACEUTICALS, LTD.

SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue:
Product revenue, net	$64,802	$33,424	$161,956	$82,585
License and collaboration revenue	2,244	65,711	24,908	75,711
Total revenue	67,046	99,135	186,864	158,296
Costs and operating expenses:
Cost of goods sold	9,088	6,937	23,823	16,185
Collaboration expenses	17,311	4,623	39,585	16,549
Research and development	17,106	16,485	56,045	51,100
Selling, general and administrative	34,468	24,677	92,688	70,736
Total operating expenses	77,973	52,722	212,141	154,570
Income (loss) from operations	(10,927)	46,413	(25,277)	3,726
Other income	2,428	322	6,175	459
Income (loss) before income taxes	(8,499)	46,735	(19,102)	4,185
Benefit (provision) for income taxes	(5,356)	177,358	7,949	174,717
Net income (loss)	$(13,855)	$224,093	$(11,153)	$178,902
Net income (loss) per share attributable to common shareholders—basic	$(0.20)	$3.23	$(0.16)	$2.58
Net income (loss) per share attributable to common shareholders—diluted	$(0.20)	$3.18	$(0.16)	$2.55
Weighted average common shares outstanding—basic	70,186,016	69,445,071	69,953,591	69,305,755
Weighted average common shares outstanding—diluted	70,186,016	70,552,018	69,953,591	70,286,444

KINIKSA PHARMACEUTICALS, LTD.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	As of
	September 30,	December 31,
	2023	2022
Cash, cash equivalents, and short-term investments	$201,084	$190,608
Working capital	202,641	195,994
Total assets	483,063	459,672
Accumulated deficit	(503,187)	(492,034)
Total shareholders' equity	405,127	396,149